UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 23, 2012 (February 16, 2012)

CUMULUS MEDIA INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 949-0700

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 –	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of Cumulus Media Inc. (the “Company”), established performance criteria for annual non-equity incentive awards payable to the Company’s named executive officers pursuant to their respective employment agreements. For Lewis W. Dickey, Jr., Chairman, President and Chief Executive Officer, payment of the award at the target level is based upon achievement of certain revenue and earnings targets. For J.P. Hannan, Senior Vice President, Treasurer and Chief Financial Officer, payment of the award at the target level is subject to the Company’s achievement of certain earnings targets and other financial and operational measures in 2012. For Jon G. Pinch, Executive Vice President and Co-Chief Operating Officer, and John W. Dickey, Executive Vice President and Co-Chief Operating Officer, payment of the award at the target level is subject to the Company’s achievement of certain revenue and earnings targets, and operational achievements. Payment of bonus awards above the target level established in each officer’s respective employment agreement is subject to the Committee’s discretion based on its assessment of factors relevant to each individual’s performance.

In addition, and also on February 16, 2012, the Committee reviewed certain previously established performance criteria relating to 800,000 outstanding shares of performance-based restricted stock previously awarded to and held by Mr. L. Dickey pursuant to his employment agreement. The Committee determined that, in light of, among other things, the significant transactions undertaken and successfully completed by the Company in 2011 including, but not limited to, the Company’s acquisitions of Citadel Broadcasting Corporation and the equity interests of Cumulus Media Partners, LLC that the Company did not own, and the related refinancing transactions, such previously established performance criteria were no longer applicable, and that it was appropriate to waive the remaining performance targets related to such awards. Accordingly, the 800,000 shares of performance-based restricted stock vested, effective February 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.

By:	/s/ J.P. Hannan
	Name:	J.P. Hannan
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Date: February 23, 2012